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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                                State of Incorporation

Dixie Type & Supply Company, Inc.                         Alabama

Onondaga Litho Supply Co., Inc.                           New York

C.M. Graphics, Inc.                                       New Jersey


     The Registrant owns 100% of the outstanding stock of each Subsidiary.